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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-effective Amendment No. 1 to Registration Statement No. 333-65526 of EMCORE Corporation on Form S-3 of our report dated December 5, 2000 (August 2, 2001 as to Note 9), relating to the financial statements of Uniroyal Optoelectronics, LLC for the years ended October 1, 2000 and September 26, 1999, and for the period from February 28, 1998 (date of formation) to September 27, 1998, appearing in the Prospectus, which is part of this Registration Statement.


We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Tampa, Florida
August 27, 2001